As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

Under
The Securities Act of 1933

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12526 High Bluff Drive, Suite 155
San Diego, California 92130
(Address, Including Zip Code, of Principal Executive Offices))

LEGAL SERVICES
(Full title of the Plan)

Kenneth L. Waggoner
12526 High Bluff Drive, Suite 155
San Diego, California 92130
(760) 230-8986
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“the Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Common Stock	104,913,271 Shares	$0.0308	$3,227,392.97	$369.86

PROSPECTUS FOR REOFFERS AND RESALES OF VELATEL GLOBAL COMMUNICATIONS, INC. SERIES A COMMON STOCK

On February 9 and 29, March 30 and May 1, 2012, the potential reselling stockholders set forth in Exhibit A of this Prospectus acquired 104,913,271 shares of our Series A common stock (“the Shares” or “Series A Common Stock”) directly from us in connection with our obligation to pay them as independent contractors who have provided services to the Company pursuant to independent contractor agreements with us.  The stock issuances were made pursuant to Form S-8.  This Prospectus relates to the potential resale of up to all 104,913,271 of the Shares by such selling stockholders (“the Selling Stockholders”).  We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may sell the Shares described in this Prospectus in a number of different ways and at varying prices.

Our Shares are quoted on the OTC Markets Group, Inc.’s electronic quotation system.  The trading symbol for our Shares is “VELA.”  The reported closing sale price of our Shares utilized in this Prospectus is on April 27, 2012. The reported "closing sale price" on that date was $0.0224 per Share.

The transfer agent and registrar for our Common Stock is Aspen Stock Transfer Agency, Inc. (“Aspen”), located at 6623 Las Vegas Boulevard South, Suite 255, Las Vegas, Nevada 89119.  Aspen’s telephone number is (702) 463-8832.

Investment in our Shares involves a high degree of risk.

See "Risk Factors" beginning on page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 1, 2012.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this Prospectus and any prospectus supplement.  We have not, and the Selling Stockholders have not, authorized anyone to provide anyone with additional or different information.  You should assume that the information in this Prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Prospectus or any prospectus supplement or of any sale of our Series A Common Stock.

PROSPECTUS SUMMARY

The following summary highlights information contained in this Prospectus or incorporated by reference.  While we have included what we believe to be important information about the Company and the information required by Form S-8, the following summary may not contain all the information that may be important to you.  You should read this entire prospectus carefully, including the risks of investing discussed under "Risk Factors" beginning on page 5, the information to which we refer you and the information incorporated into this Prospectus by reference, for a complete understanding of our business.  References in this Prospectus to "the Company, “we," "our" and "us" refer to VelaTel Global Communications, Inc.  References to "Selling Stockholders" refer to the stockholders identified in Exhibit A attached hereto who may sell Shares, as defined below, on a continuous or delayed basis in the future.  The Company’s ten projects identified below utilize defined terms set forth in our latest Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission (“SEC”) on April 16, 2012, and are specifically incorporated into this Prospectus by this reference.

About This Prospectus

This Prospectus is part of a registration statement on Form S-3 filed by us with the SEC to provide you with the required information pursuant to Form S-8, General Instructions, paragraph C. entitled “Reoffers and Resales.”  The required information pertains to 104,913,271 shares of our Series A common stock (“the Shares” or “Series A Common Stock”) that were sold to the individuals identified in Exhibit A (“Selling Stockholders”) attached hereto in connection with our obligation to pay them as independent contractors who have provided services to the Company pursuant to independent contractor agreements with us.  Information about the Shares in this Form S-3 is required for resale or other disposition by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest.  We will not receive any proceeds from the sale or other disposition of the Shares for which information contained in this Form S-3 is being provided.

About The Company

The Company currently holds investments or contracts in ten projects that we refer to as: (i) the VelaTel Peru Network; (ii) the GBNC Network; (iii) the VN Tech Fuel Cell Business; (iv) the Exclusive Services Agreement with NGSN; (v) the Exclusive Services Agreement with Aerostrong; (vi) the Sino Crossings Fiber Joint Venture; (vii) Zapna; (viii) the Novi-Net Network; (ix) the Montenegro Connect Network; and (x) the VeratNet Network.  The Company’s primary business model is to combine its engineering and deployment expertise, its equity funding relationships, its vendor partnership, radio frequency spectrum, fiber optic cable and concession rights assets acquired through a subsidiary or a joint venture relationship to create and operate wireless broadband access (“WBA”) networks worldwide.  We offer or will offer internet access, voice, video, and data services to the subscribers of the various WBA networks we operate.  The Company’s secondary business model is to distribute products and services used in connection with WBA networks, specifically hydrogen fuel cells used as a back-up power source for certain transmission equipment and devices and services that enable lower cost voice long distance and voice and data roaming fees to subscribers of cellular, voice over internet protocol (“VoIP”) or WBA networks.

The Company’s present operational focus is on the deployment of WBA networks in emerging international markets, using either 2.5 GHz or 3.5 GHz radio frequency spectrum.  In addition to its current markets in Peru, The People’s Republic of China (“PRC” or “China”), Croatia, Montenegro, and Serbia, the Company is investigating opportunities to enter other markets, including, but not limited to, other Latin American countries, other Balkans countries, Central and Eastern European countries, Russia and other countries within the Commonwealth of Independent States of the Former Soviet Union, Singapore, the Philippines, the Caribbean Islands, the South Pacific Islands and countries in the Middle East and North Africa.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this Prospectus, before deciding to invest in our common stock.  If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows.  As a result, the market price of our common stock could decline, and you could lose all or part of your investment.  Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.  The risk factors described below utilize the same defined terms set forth in our latest Annual Report on Form 10-K, filed with the SEC on April 16, 2012, which are specifically incorporated into this Prospectus by this reference.

General Business Risk Factors

We may not be able to pay our current obligations.  Our auditors have issued a going concern opinion with respect to our financial statements.  If we are not able to raise substantial additional capital in a timely manner we may be forced to cease operations.

We will require substantial additional capital to finance our planned business operations and expect to incur operating losses in future periods, due to the expense of deploying the VelaTel Peru, GBNC, NGSN, Aerostrong, Novi-Net, Montenegro Connect and VeratNet networks and/or businesses we are deploying in Peru, China, Croatia, Montenegro and Serbia.  We have not realized material revenue since our inception and cannot assure you that we will be successful in generating revenues in the future.  Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.

If we are not able to raise substantial additional capital in a timely manner from Isaac or other sources, we may lose our rights to participate in the operation of the all of the WBA networks we are deploying in China, Peru, Croatia, Montenegro and Serbia.  We may not be able to deploy the Sino Crossings fiber project as well.  In each case, we may be forced to cease operations.  Moreover, any agreement we may enter into for additional capital may discourage other equity investments during the term of any such agreement.

We are an unproven development stage company and should be considered speculative and highly risky to investors.

The Company has only recently embarked on the business plans and strategies described in this Prospectus. Potential investors should be aware of the risk and difficulties encountered by a new enterprise in the WBA business in Peru, China, Croatia, Montenegro and Serbia, especially in view of the intense competition from existing businesses in the same industry sector.

We currently do not have the funds necessary to conduct any meaningful business activity.  As of December 31, 2011, we had $183,457 of cash and approximately $20.1 million in current liabilities.  Since our inception, we have incurred accumulated losses of approximately $252.8 million.  We are in default on the payment of approximately $0.4 million of our Convertible Note Purchase Agreements and on our Amended and Restated Convertible Note Purchase Agreements.

The Company has a lack of revenue history, and investors cannot view the Company’s past performance since it is a start-up company.

There is no assurance that the Company’s intended activities will be successful or result in significant revenue or profit to the Company.  We face all risks that are associated with any new business, such as under-capitalization, insufficient cash flow and personnel, financial and resource limitations, as well as special risks associated with its proposed operations. There is no assurance that we will be successful in implementing our business plans and strategies.

The Company has no meaningful operating history and minimal assets which may impair its ability to raise capital and to sustain operations, which could cause failure of the Company.

The Company is considered a "start-up" operation and, as such, it has no material operating history, little revenue and little earnings from operations.  We have minimal assets and limited financial resources.  We will continue to sustain operating expenses without corresponding revenues, at least until we further develop VelaTel Peru, GBNC, NGSN, Aerostrong, Novi-Net, Montenegro Connect, VeratNet, Zapna and VN Tech which is not expected to occur until we receive sufficient proceeds from additional capital raising.  The Company has incurred a net operating loss that will continue until we more fully implement our business plans and strategies, and are producing sufficient revenues to break even. There can be no assurance that our operations will become profitable in the near future or at all.

The limited operating history or lack thereof may not serve as an adequate basis to judge the future prospects and results of operations of our operating subsidiaries and joint venture partners.

VelaTel Peru, GBNC, NGSN, Aerostrong, Novi-Net, Montenegro Connect, VeratNet, Zapna and VN Tech have a limited or no operating history providing WBA services, fiber services and/or related products that enable WBA services providers to connect to their respective networks.  Accordingly, one cannot evaluate the viability and sustainability of their businesses.  You should consider their future prospects in light of the risks and uncertainties that other Peru, the PRC Croatia, Montenegro and Serbia based companies with limited operating history have experienced.  Some of these risks and uncertainties relate to their ability to, among other things, include the following:

1.   attract, retain and motivate qualified personnel;

2.   maintain effective control of their costs and expenses;

3.   expand their market share; and

4.   raise sufficient capital to sustain and expand their businesses.

If they are unsuccessful in addressing any of these risks and uncertainties, their competitiveness and their future growth, as well as ours, would be adversely affected.

Most of our executive officers and directors do not have experience in managing a public company.  In addition, we have not established enough internal control procedures over our financial accounting.

Almost all of our executive officers and directors do not have the training or experience in managing and fulfilling the regulatory reporting obligations of a public company.  We have to hire professionals to undertake these filing requirements, which will increase the overall cost of our operations.  We have not yet established enough internal control procedures over our financial reporting.

The Company may have a shortage of working capital in the future which could jeopardize its ability to carry out our business plans and strategies.

The Company’s capital needs consist primarily of operating overhead and funding the deployment of  our networks and other businesses.  At the present time, we have not raised enough capital to fully fund all of these projects.  If we are unsuccessful in raising the needed capital, we may need to abandon one or more of our projects in Peru, China, Croatia, Montenegro, Serbia or Denmark.

The Company may, in the future, issue debt having priority, which, if foreclosed, could cause loss of some or all of the Company’s assets or business.

While management has no immediate plans to issue any securities that would have a higher priority in terms of repayment or be secured by Company assets than those unsecured Convertible Note Purchase Agreements and the Amended and Restated Convertible Note Purchase Agreements (“collectively, Convertible Notes”) previously sold, these plans may change in the future.  In the event the Company defaults on its obligations to repay all sums due pursuant to the Convertible Notes, the holders of our Convertible Notes will have the same rights as any of the Company's other unsecured creditors, and the assets of the Company at that time may be insufficient to repay all of its creditors in full.

The Company may not be able to manage its growth effectively, which could adversely affect the Company’s operations and financial performance.

The ability to manage and operate the Company’s businesses as it executes its development and growth strategy will require effective planning.  Significant rapid growth could strain our internal resources and exacerbate other problems that could adversely affect our financial performance.  We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources in the immediate future.  The ability to manage future growth effectively will also require the Company to successfully attract, train, motivate, retain, and manage new employees and continue to update and improve the Company’s operational, financial and management controls and procedures.  If we fail to manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

We may not voluntarily implement various corporate governance measures, in the absence of which, stockholders may have reduced protections against insider director transactions, conflicts of interest and other matters.

At this time, we are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or NASDAQ, such as independent directors and audit committees.  It is possible that, if the Company were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

The success of the Company’s business is dependent on its ability to retain the Company’s existing key employees and to add and retain senior officers to its management team.

Our success will depend largely on the expertise and reputation of George Alvarez, our Chairman of the Board and Chief Executive Officer, and the other members of our senior management team, including Colin Tay, our President, Mario Alvarez, our Chief Operating Officer, Carlos Trujillo, our Chief Financial Officer, Kenneth L. Waggoner, our Executive Vice President Legal, General Counsel and Secretary and Kenneth Hobbs, our Vice President of Mergers and Acquisitions.  With the exception of Mr. Tay, none of our senior management team is a party to an employment agreement.  In addition, we intend to hire additional highly skilled individuals to staff our operations in China, Peru, Croatia, Montenegro and Serbia.  Loss of any of our key personnel, or the inability to recruit and retain qualified individuals for our operations, could adversely affect our ability to implement our business strategy and operate our businesses.

We have contracted a significant amount of our operations through independent contractors; accordingly, this subjects us to a number of significant risks.

Since our acquisition of Trussnet Nevada, we have contracted with independent contractors to perform services, representing substantially all of our operations, including the engineering, architectural and deployment services we provide to VelaTel Peru, GBNC, NGSN, Aerostrong, Novi-Net, Montenegro Connect and VeratNet.  If our independent contractors performed their services in an unsatisfactory manner, it would have a material adverse effect on our business.

Our officers and directors own a substantial amount of our common stock and will be able to control the vote on matters submitted to our stockholders.

Our directors and officers currently own 106,838,745 Shares, representing 13.3% of the outstanding Shares.  Our Chairman and Chief Executive Officer holds irrevocable proxies for 66,909,089 shares of our Series B Common Stock.  Our President owns 66,909,088 shares of our Series B Common Stock.  Series B Common Stock shareholders are entitled to ten votes per share on any issue presented to our shareholders.  As a result, our officers and directors control the vote on any issue presented to the shareholders of the Company and can effect transactions without the consent of other shareholders.  It is unlikely any shareholder or group of shareholders could replace the existing directors or officers.  This concentration of beneficial ownership may also have the effect of delaying or preventing a change in control or being listed on a major stock exchange.

There may be limited liquidity for our Shares, and our shareholders may have difficulty selling their Shares.

Our Shares are quoted on the OTC Markets Group, Inc.’s electronic quotation system (“the OTC quotation system”).  However, due to the possibility of limited trading volume (which has not been the case so far), our shareholders may not be able to sell their Shares in an organized market.  If this happens, our shareholders might not receive a price per Share which they might have received had there been a larger public market for our Shares.

Our Shares are “penny stocks” and are covered by Section 15(g) of the Exchange Act.  Federal securities laws impose additional sales practice requirements on broker/dealers who sell Shares, such as; (i) the delivery of a standardized disclosure document; (ii) disclosure and confirmation of the quotation process; (iii) disclosure of compensation the broker/dealer receives; and (iv) and furnishing monthly account statements.  For sales of our Shares, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of its, his or her Shares.

Sales of our Shares will dilute the interests of our existing shareholders.

We may seek additional funds through the sale of our Shares.  This will dilute the percentage ownership of our existing shareholders.  The magnitude of this dilution will be determined by the number of Shares we will have to issue in the future to obtain the funds required.  In addition to the dilutive effect of Shares previously issued pursuant to the various Stock Purchase Agreements with Isaac, the credit line promissory notes with Isaac, the Weal Group and with others include an option for the note holder at any time to convert all or any portion of the balance of principal and interest due under the promissory notes to Shares when the Company has additional authorized Shares available for issuance.  To the extent any such Shares are issued, there will be a proportionate dilution of the shareholders of our Shares.

The number of our authorized Shares and our Series B Common Stock may discourage unsolicited takeover attempts.

We recently amended our Articles of Incorporation to increase our authorized Shares from one billion to two billion. The additional authorized Shares, together with the number of our outstanding Series B Common Stock, may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their Shares at a premium, which is often offered in takeover attempts or that may be available under a merger proposal.

The two billion authorized Shares and the issuance of 66,909,088 shares of our Series B Common Stock to our President, together with the 66,909,089 Series B Common Stock irrevocable proxies held by our Chief Executive Officer, may make it impossible for our shareholders to change management of the Company.

Our two billion authorized Shares and the issuance of 66,909,088 shares of our Series B Common Stock to our President and the 66,909,089 Series B Common Stock irrevocable proxies held by our Chief Executive Officer may have the effect of permitting our current senior management, including the current members of our Board of Directors, to retain their positions and place them in a better position to resist changes that shareholders wish to make, if they are dissatisfied with the conduct of the Company’s business.

Acquisitions, investments and other strategic transactions could result in operating difficulties, dilution and distractions from our core business.

We may enter into strategic transactions and acquisitions of other assets and businesses.  Any such transactions can be risky, may require a disproportionate amount of our management and financial resources and may create unforeseen operating difficulties or expenditures, including, but not limited to:

1.   difficulties in integrating acquired technologies and operations into our business, while maintaining uniform standards, controls, policies and procedures;

2.   obligations imposed by counterparties in such transactions that limit our ability to obtain additional financial funding or to complete our existing projects, or specific lines of business, or other aspects of their operational flexibility; and

3.   inability to predict or anticipate market developments and capital commitments relating to our projects, businesses or required technologies.

The anticipated benefit of any of our strategic transactions may never materialize.  Future investments, acquisitions, dispositions or similar arrangements could result in dilutive issuances of our Shares, the incurrence of debt, contingent liabilities, amortization expenses or write-offs of goodwill, any of which could harm our financial condition.  Any such transactions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.  We have experienced certain of these risks in connection with our acquisitions and investments in the past, and the occurrence of any of these risks in the future may have a material adverse effect on our business.

If shareholders sought to sue our officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in Peru, China, Croatia, Montenegro and Serbia.

It may be difficult, if not impossible, to acquire jurisdiction over officers and directors of our subsidiaries or joint ventures residing outside of the United States, in the event that a lawsuit is initiated against such officers and directors by shareholders in the United States.  It is also unclear if extradition treaties now in effect between the United States and the PRC, Peru, Croatia, Montenegro, Serbia and/or Denmark would permit effective enforcement of criminal penalties of federal securities laws.  Furthermore, because a substantial amount of our assets are located in these countries, it would be extremely difficult to access those assets to satisfy an award entered against us in a United States court.

The industries in which we operate are continually evolving.  Our services may become obsolete, and we may not be able to develop competitive services or products on a timely basis or at all.

The WBA, fiber optic telecommunications and fuel cell industries are characterized by rapid technological change, competitive pricing, frequent new services and product introductions, evolving industry standards and changing regulatory requirements.  Our success will depend upon our ability to anticipate and adapt to these and other challenges and to offer competitive services on a timely basis.  Failure to do so would have a material adverse effect upon our business.

VelaTel Peru, GBNC, VN Tech, NGSN, Aerostrong, Novi-Net, Montenegro Connect and VeratNet may fail to attract a commercially viable number of subscribers or customers.

We have incurred significant obligations relating to the deployment of the VelaTel Peru, GBNC, NGSN, Aerostrong, Novi-Net, Montenegro Connect and VeratNet networks.  We expect to make significant further expenditures on equipment and construction expenses relating to the deployment of these networks, as well as the businesses associated with VN Tech and Zapna.  If subscribership to these networks and/or revenue generated from these businesses is insufficient to make any particular venture commercially viable, this would have a material adverse effect upon our business.

Our operating subsidiaries and joint venture partners may not be granted the requisite licenses, permits or authorizations, or the renewals thereof, in order to operate their respective networks and/or businesses.

The regulatory authorities in  the countries where we do business have significant discretion in granting licenses, permits and authorizations requisite for the operation of  each of our operating subsidiaries and joint venture partners, and in determining the conditions for use of the frequencies and other public assets covered by their licenses, permits and authorizations.  The regulatory authorities in these countries may have no obligation to renew the licenses, permits and authorizations when they expire.  As a result, these regulatory authorities may refuse to grant any licenses, permits or authorizations or renewals thereof.  In addition, these regulatory authorities may impose conditions for use of the frequencies and other public assets covered by their licenses, permits and authorizations that would adversely affect our operating subsidiaries and joint venture partners in operating their respective networks and/or businesses.  If any of our subsidiaries or joint venture partners do not receive their necessary licenses, permits and authorizations, they may have to cease operations or contract operations to third parties who hold the appropriate licenses, permits and authorizations.  Additionally, even where  a subsidiary or joint venture partner currently hold licenses, permits or authorizations or may successfully obtain new licenses, permits or authorizations in the future, they may be required to seek modifications to the licenses, permits or authorizations or the regulations applicable to the licenses, permits or authorizations to implement the Company’s business strategy.  The occurrence of any of these events would have a material adverse effect on our business.

The networks and/or businesses of our operating subsidiaries and joint venture partners are subject to extensive regulation that could limit or restrict their respective activities.  If  our operating subsidiaries or joint venture partners fail to comply with certain regulations, they may be subject to penalties, including fines and suspensions, which may adversely affect our business.

The acquisition, lease, maintenance and use of WBA licenses or other permits or authorizations of  each of our subsidiaries and joint venture partners are extensively regulated.  For VelaTel Peru, WBA licenses are regulated by the Ministry of Transportation and Communication (“MTC”).  For the PRC, WBA licenses are regulated by the Ministry of Industry and Information Technology (“MIIT”).   For Novi-Net, WBA licenses are regulated by the Croatian Post and Electronic Communication Agency (“CPECA”).  For Montenegro Connect, the WBA licenses are regulated by the Electronic Communications and Postal Services of Montenegro (“ECPSM”).  For VeratNet, the WBA licenses are regulated by the Republic Agency for Electronic Communications (“RAEC”).  Regulations promulgated by the MIIT, the MTC, the CPECA, the ECPSM and the RAEC and other regulatory agencies are subject to change over time.  In addition, a number of other laws and regulations apply to the businesses of our operating subsidiaries and joint venture partners.  These laws and regulations and their application to the businesses we have in Peru, China, Croatia, Montenegro and Serbia are subject to continual change, as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities in these countries.  Current regulations directly affect the breadth of the services or products  our operating subsidiaries and joint venture partners are able to offer and may affect the rates, terms and conditions of services and products they can provide to the public for a fee.  Regulation of companies that offer competing services, such as cable and DSL providers and incumbent telecommunications carriers, also affects the businesses of  of our operating subsidiaries and joint venture partners indirectly.

In addition, the regulatory authorities in any of the countries where we operate may in the future restrict the ability to manage subscribers’ use of their respective networks or customers of their respective businesses, thereby limiting the ability to prevent or manage excessive bandwidth demands on our networks.  Conversely, regulators in any given country may limit the bandwidth or the amount of fiber (as the case may be) to be used by subscribers’ applications, in part by restricting the types of applications that may be used over these networks.  If applicable regulatory authorities were to adopt regulations that constrain the ability to employ bandwidth or fiber management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of their services for all subscribers.  A decline in the quality of the services provided could result in loss of customers or litigation from dissatisfied subscribers and/or customers.  Any of these developments could have a material adverse effect on our business.

The breach of a license or applicable law, even if inadvertent, could result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines.  In addition, applicable regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where our subsidiaries and joint venture partners already have rights to licensed WBA spectrum, use of fiber or product offerings in connection with a WBA network.  In order to promote competition, licenses may also require that third parties be granted access to the bandwidth, frequency capacity, facilities or services offered by our operating subsidiaries and joint venture partners.  As a result, these entities may not be able to obtain or retain any required license and they may not be able to renew their licenses on favorable terms or at all.

In addition, our operating subsidiaries may engage in business activities that regulators consider to be outside the authorized scope of their business licenses or permitted activities.  For companies that exceed the scope of their business licenses or permitted activities, or are operated without licenses or needed approvals in the past, but are now compliant, as well as for any companies that may currently operate without the appropriate licenses, renewals or approvals or outside the scope of their business licenses or permitted activities, the applicable regulatory authorities may have the authority to impose fines or other penalties.  These fines or penalties can be sometimes as much as five to ten times the amount of the illegal revenues and may require the disgorgement of profits or revocation of the business licenses or approvals of the offending company.  Fines, penalties, disgorgement of profits or revocations of their respective licenses or approvals might have a material adverse effect on our business.

Our operating subsidiaries and joint venture partners have committed to deploy WBA networks using WBA technologies, even if there are alternative technologies available in the future that would be technologically superior or more cost effective.

Our operating subsidiaries and joint venture partners intend to deploy WBA networks.  Sino Crossings intends to install the required equipment to enable the fiber it owns in China to become operable and commercialized.  VN Tech intends to sell, install and service fuel cells utilized in WBA networks.  Zapna intends to distribute products and services associated with voice long distance charges voice and data roaming charges. We cannot assure that commercial quantities of WBA equipment that meets their respective requirements will become available on the schedule we expect, or at all, or that vendors will continue to develop, produce or service WBA equipment.  Other competing technologies which allow higher data transfer speeds and capacity may be developed that have advantages over WBA technology.  Operators of other networks based on those competing technologies may be able to deploy their networks at a lower cost and more quickly than the cost and speed with which our operating subsidiaries and joint venture partners deploy their respective networks and/or businesses, which may allow those operators to compete more effectively.  Additionally, if other network operators do not continue to adopt and deploy similar WBA technology, equipment manufacturers may be unwilling to invest the time, money and resources necessary to develop further infrastructure equipment and end user devices that meet our business needs.

Additionally, WBA technology may not perform as we expect.  Accordingly, our operating subsidiaries and joint venture partners may not be able to deliver the quality or types of services or products they expect, or may discover unanticipated costs associated with deploying and maintaining their respective WBA networks and/or businesses or deliver services and products they must offer in order to remain competitive.  These risks could reduce subscriber growth and have a material adverse effect on our business.

If third parties fail to develop and deliver the equipment that  our operating subsidiaries and joint venture partners need for their existing and future networks and/or businesses, we may be unable to execute our business strategy or operate our business.

The Company currently depends on third parties to develop and deliver complex systems, software and hardware products and components for WBA networks being deployed by our operating subsidiaries and joint venture partners in a timely manner, at a high level of quality.  To successfully execute our business strategy, we must not only continue to have third parties produce the software and hardware components we require, and deliver them timely when needed, but we must also continue to further upgrade and evolve the technology for our businesses to remain competitive.  Any failure by our third party vendors to meet these needs may impair our ability to execute our business strategy.

For our planned WBA deployment, we are relying on third parties to develop the network components and subscriber equipment necessary to build and operate the networks and/or businesses and other similar networks and businesses throughout the world.  As WBA technology is a new and highly sophisticated technology, we cannot be certain that these third parties will be successful in their development efforts.  The development process for WBA network components and subscriber equipment has been lengthy, has been subject to some short-term delays and may still encounter more significant delays.  If these third parties are unable or unwilling to develop WBA technology components and subscriber equipment on a timely basis that perform according to our expectations, we may be unable to deploy the networks when we expect, or at all.  If we are unable to deploy these networks and/or businesses in a timely manner, we may be unable to execute our business strategy.

Many of the competitors of our operating subsidiaries and joint venture partners are better established and have significantly greater resources than we have, which may make it difficult to attract and retain subscribers and customers.

WBA services, including voice, data and video, in the markets in Peru, China, Croatia, Montenegro and Serbia are highly competitive.  Our operating subsidiaries and joint venture partners compete with several other major WBA service and product providers and telecommunications companies.  Many of these competitors are well established with larger and better developed WBA and telecommunications networks and support systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than do our operating subsidiaries and joint venture partners.  Their competitors may reduce the prices of their services and products significantly or may offer WBA connectivity packaged with their other products or services.   Our operating subsidiaries and joint venture partners may not be able to reduce their prices or otherwise combine their services with other products or services to remain competitive with these offerings, which may make it more difficult to attract and retain subscribers, all of which could have an adverse effect on our business.

We expect existing and prospective competitors to adopt technologies or business plans similar to the business plans for our operating subsidiaries and joint venture partners, or seek other means to develop services competitive with these companies, particularly if their services prove to be attractive in their respective target markets.  There can be no assurances that there will be sufficient customer demand for services offered over the various networks we are deploying in the same markets to allow multiple operators, if any, to succeed.

We may experience difficulties in constructing, upgrading and maintaining the VelaTel Peru, GBNC, NGSN, Aerostrong, Sino Crossings, Novi-Net, Montenegro Connect and VeratNet networks or businesses, which could adversely affect the satisfaction of their subscribers and customers and reduce our revenues.

Our business success depends on developing and providing services and products that give their subscribers and customers a high quality experience.  Significant resources in constructing, maintaining, improving and operating the networks and/or businesses will be spent.  Additionally, as the number of subscribers and customers using their networks and purchasing their products increase, as the usage habits of their subscribers and customers change.  As other network operators increase their service and product offerings, our operating subsidiaries and joint venture partners may need to upgrade their networks and products to maintain or improve the quality of the services and products they provide to their subscribers and customers.  If they do not successfully maintain or implement upgrades to their networks and product offerings, the quality of the services and products provided to their subscribers and customers may decline.

We may experience quality deficiencies, cost overruns and delays with our construction, maintenance and upgrade projects, including the portions of our networks not within our control.  The construction of the require permits and approvals from numerous governmental agencies.  Such agencies often limit the expansion of transmission towers and other construction necessary for the successful deployment of WBA networks and related businesses we are deploying.  Failure to receive approvals in a timely fashion can delay new market deployments and upgrades in existing markets and raise the cost of completing construction projects.  In addition our operating subsidiaries and joint venture partners typically will be required to obtain rights from land, building and tower owners to install the antennas and other equipment that provide their services and products to their subscribers and customers.  They may not be able to obtain, on terms acceptable to them or at all, the rights necessary to construct the networks and businesses we are deploying and expanding.

We may face challenges in managing and operating the networks and businesses we are deploying.  These challenges include ensuring the availability of subscriber or customer equipment that is compatible with the networks being deployed and managing sales, advertising, customer support and billing and collection functions of the businesses, while providing reliable network services that meet subscribers’ or customers’ expectations.  Our failure to meet subscriber or customer needs in any of these areas could adversely affect customer satisfaction, increase costs, decrease revenues and otherwise have a material adverse effect on our business and prospects for future business.

If our operating subsidiaries and joint venture partners do not maintain rights to use licensed spectrum in their respective markets, they may be unable to operate in these markets, which could adversely affect our ability to execute our business strategies.

To offer WBA and related services and products, our operating subsidiaries and joint venture partners depend on their ability to acquire and maintain sufficient rights to use WBA spectrum through ownership or long-term leases in each of the markets in which we operate or intend to operate.  Obtaining the necessary amount of licensed WBA spectrum in these markets can be a long and difficult process that can be costly and require a disproportionate amount of the resources of our operating subsidiaries and joint venture partners.  Each company may not be able to acquire, lease or maintain the WBA spectrum necessary to execute their respective business strategies.  In addition, it may be necessary to spend significant resources to acquire WBA spectrum in additional or existing markets, even if the amount of WBA spectrum actually acquired in certain markets is not adequate to deploy the networks on a commercial basis in all such markets.

Using licensed WBA spectrum, whether owned or leased, poses additional risks to our operating subsidiaries and joint venture partners, including, but not limited to, the following:

1.   inability to satisfy build-out or service deployment requirements upon which some of the WBA spectrum licenses or leases are, or may be, conditioned;

2.   adverse changes to regulations governing the WBA spectrum rights;

3.   inability to use a portion of the WBA spectrum each company has acquired or leased due to interference from licensed or unlicensed operators in each licensed WBA area or in adjacent WBA areas;

4.   refusal by the applicable licensing authorities to recognize each company’s acquisition or lease of WBA spectrum licenses from others or investments in other license holders;

5.   inability of our operating subsidiaries and joint venture partners to offer new services or to expand existing services to take advantage of new capabilities of their respective networks resulting from advancements in technology due to regulations governing each company’s WBA spectrum rights;

6.   inability to control leased WBA spectrum, due to contractual disputes with, or the bankruptcy or other reorganization of, the license holders or third parties;

7.   failure of applicable regulators to renew the WBA licenses of our operating subsidiaries and joint venture partners as they expire and their failure to obtain extensions or renewals of their WBA spectrum leases before they expire;

8.   failure to obtain extensions or renewals of WBA spectrum leases on acceptable terms, or an inability to renegotiate such leases on terms acceptable to us and before they expire;

9.   potentially significant increases in WBA spectrum prices, because of increased competition for the limited supply of licensed WBA spectrum in the countries where we operate; and

10.  invalidation of authorization to use all or a significant portion of the WBA spectrum licensed to our operating subsidiaries and joint venture partners, resulting in, among other things, impairment charges related to assets recorded for such spectrum.

In addition, other companies hold WBA spectrum rights that could be made available for lease or sale in the countries where we operate.  The availability of additional WBA spectrum in the marketplace could change the market value of WBA spectrum rights generally and, as a result, may adversely affect the value of the WBA spectrum assets utilized by our operating subsidiaries and joint venture partners.  The availability of additional fiber in China or better fuel cells could also change the market value of fiber and fuel cells generally and, as a result, may adversely affect the value of the fiber owned by Sino Crossings and the fuel cells produced by VN Tech, both of which may be used by our WBA networks.

Interruption or failure of information technology and communications systems of our operating subsidiaries and joint venture partners could impair their ability to generate revenue or pay for our services and products.

Our operating subsidiaries and joint venture partners may experience service interruptions or system failures in the future.  Any service interruption that adversely affects their ability to operate their businesses could result in an immediate loss of revenues to us and them.  If they experience frequent or persistent system or network failures, their respective reputations and brands could be permanently harmed.  We may make significant capital expenditures in an effort to increase the reliability of their systems, but these capital expenditures may not achieve the results we expect.

The services and products provided to subscribers or customers of our operating subsidiaries and joint venture partners depend on the continuing operation of their various information technology and telecommunications systems, some of which are not within their control.  Any damage to or failure of these systems could result in interruptions in the services they provide to their subscribers.  Interruptions in their services could reduce their and our revenues and profits, and their respective brands could be damaged if people believe their networks are unreliable.  The systems of our operating subsidiaries and joint venture partners are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm such systems and similar events.   Their systems are not fully redundant and their disaster recovery planning may not be adequate.  The occurrence of a natural disaster or unanticipated problems at their network centers could result in lengthy interruptions in service and adversely affect operating results.

Our operating subsidiaries and joint venture partners could be subject to claims that they have infringed on the proprietary rights of others, which claims would likely be costly to defend, could require them to pay damages and could limit their ability to use necessary technologies in the future.

Competitors or other persons may have independently developed or patented technologies or processes that are substantially equivalent or superior to the technologies or processes utilized by the networks and/or businesses of our operating subsidiaries and joint venture partners, or that are necessary to permit them to deploy and operate their networks and/or businesses based on WBA technology, or to offer additional services, such as VoIP.  Competitors may develop or patent such technologies or processes in the future that could adversely affect our operations and/or businesses.  These persons may claim that the services and products of our operating subsidiaries and joint venture partners infringe on these patents or other proprietary rights.  For instance, certain third parties claim that they hold patents relating to certain aspects of WBA services and VoIP technology.  These third parties may seek to enforce these patent rights against the operators of network providers utilizing such technologies.  Defending against infringement claims, even meritless ones, would be time consuming, distracting and costly.  If any of these companies are found to be infringing the proprietary rights of a third party, it could be enjoined from using such third party’s rights, may be required to pay substantial royalties and damages and may no longer be able to use the intellectual property subject to such rights on acceptable terms or at all.  Failure to obtain licenses to intellectual property held by third parties on reasonable terms, or at all, could delay or prevent the development or deployment of the services and businesses of our operating subsidiaries and joint venture partners and could require us and them to expend significant resources to develop or acquire non-infringing intellectual property.

If data security measures are breached, the subscribers of our operating subsidiaries and joint venture partners may perceive their networks as not secure.

The network security of our operating subsidiaries and joint venture partners, and the authentication of their subscriber credentials, are designed to protect unauthorized access to data on their networks.  Because techniques used to obtain unauthorized access to, or to sabotage, networks change frequently and may not be recognized until launched against a target.  Our operating subsidiaries and joint venture partners may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage.  Consequently, unauthorized parties may overcome the security of their networks and obtain access to data on their networks, including on a device connected to their networks.  In addition, unauthorized access or sabotage of their networks could result in damage to their networks and to the computers or other devices used by their subscribers.  An actual or perceived breach of network security, regardless of who is ultimately held responsible, could harm public perception of the effectiveness of their security measures, adversely affect their ability to attract and retain subscribers, expose them to significant liability and adversely affect their business prospects.

Unexpected network interruption caused by system failures may reduce user base and harm our operating subsidiaries’ reputation.

Reliable access, consistent speeds while connecting to internet and the performance and reliability of the networks of our operating subsidiaries and joint venture partners are critical to their and their ability to attract and retain users of their internet services.  Any system failure or performance inadequacy that causes interruptions or delays in the availability of our operating subsidiaries services, or increases the response time of their services, could reduce user satisfaction and traffic, which would reduce the internet service appeal to users of “high speed” internet access.  As the number of users and traffic increase, our operating subsidiaries cannot ensure that they will be able to scale their systems proportionately.  In addition, any system failures and electrical outages could materially and adversely impact their businesses.

The businesses of our operating subsidiaries and joint venture partners will depend upon a strong brand, and if they do not maintain and enhance their brands, their ability to attract and retain subscribers may be impaired.

We believe that the brands of our operating subsidiaries and joint venture partners are a critical part of their businesses.  Maintaining and enhancing their brands may require them to make substantial investments, with no assurance that these investments will be successful.  If they fail to promote and maintain their brands, or incur significant expenses to promote their brands and yet are unsuccessful in maintaining a strong brand, their businesses and prospects may be adversely affected.  We anticipate that maintaining and enhancing their brands will become increasingly important, difficult and expensive.

Our contractual arrangements with our operating subsidiaries and joint venture partners not be as effective in providing operational control that our ownership interests in such businesses was designed to have and may be difficult to enforce.

The government of the PRC has restricted or limited foreign ownership of certain kinds of assets and companies operating in certain industries in the PRC.  The industry groups that are restricted are wide ranging, including certain aspects of telecommunications, such as the internet, advertising, food production, and heavy equipment manufacturers.  In addition, there can be restrictions on the foreign ownership of businesses that are determined from time to time to be in “important industries” that may affect the national economic security in the PRC, or having “famous brand names” or “well established brand names.” Subject to the review requirements of the MIIT and other regulatory agencies in the PRC for acquisitions of assets and companies in the PRC, and subject to the various percentage ownership limitations that exist from time to time, acquisitions involving foreign investors and parties in the various restricted categories of assets and industries may nonetheless sometimes be consummated using contractual arrangements with permitted PRC parties, such as GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings.  The agreements are designed to provide us with the economic benefits of and control over the subject assets or equity interests similar to the rights of full ownership.  However, since there has been limited implementation guidance provided with respect to the merger and acquisition regulations by the PRC, there can be no assurance that the relevant government agency would not apply them to our contractual arrangements with GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings.  If such an agency determines that such an application should have been made, consequences may include levying fines, revoking business and other licenses (such as for WBA services), requiring restructure of ownership or operations and requiring discontinuation of any portion of all of the acquired businesses.  Our businesses and control arrangements GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings that are set forth in our agreements with them may not be followed by them and may not be held enforceable by a court of law or in an arbitration proceeding.  In essence, we may have difficulty enforcing our GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings ownership and control rights.  Therefore, our agreements with GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings may not be as effective in providing us with the same economic benefits, accounting consolidation or control over a target business as would direct ownership.

In addition, if any of our operating subsidiaries and joint venture partners fail to perform their obligations under our agreements with them, we may have to incur substantial costs and expend substantial resources to enforce such agreements and rely on legal remedies under the laws of of the countries in which our operating subsidiaries and joint venture partners operate, including seeking specific performance or injunctive relief and claiming damages, which we cannot assure will be sufficient to off-set the cost of enforcement and may adversely affect the benefits we expect to receive from the acquisition of our interest in our agreements with our operating subsidiaries and joint venture partners.  In the event we are unable to enforce these agreements, we may not be able to exert the effective level of control or receive the full economic benefits of full direct ownership over our target businesses.

The contractual arrangements we enter into with our operating subsidiaries and joint venture partners may be subject to a high level of scrutiny by the tax authorities in the countries in which those companies operate.

Under the laws of the countries in which our operating subsidiaries and joint venture partners operate, arrangements and transactions among related parties may be subject to audit or challenge by the tax authorities in these countries.  If any of the transactions we enter into with our operating subsidiaries and joint venture partners are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under the laws of these countries, the tax authorities have the authority to disallow any tax savings, adjust the profits and losses of us and/or our operating subsidiaries and joint venture partners, and assess late payment interest and penalties.  A finding by the tax authorities in these countries that we and/or our operating subsidiaries and joint venture partners are ineligible for any such tax savings, or that we are not eligible for tax exemptions, would substantially increase our possible future taxes to be paid in these countries.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Peru, China, Croatia, Montenegro, Serbia and Denmark based on U.S. judgments against us and each of our and their respective subsidiaries, executive officers, directors, shareholders and others.

Substantially all our asset and personnel are located outside of the United States.  As a result, it may not be possible for investors in the United States to effect service of process within the United States or elsewhere outside the particular country where an asset, operating subsidiary, or pertinent representative is located in order to secure jurisdiction over our operating subsidiaries and joint venture partners or their respective, officers, directors and shareholders and others, including with respect to matters arising under United States federal or state securities laws.   Peru, China Croatia, Montenegro, Serbia and Denmark may not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries.  As a result, recognition and enforcement in those countries of these judgments in relation to any matter, including United States securities laws and the laws of the Cayman Islands, the Seychelles and Hong Kong, may be difficult or impossible.  Furthermore, the right to assert an original action in Peru, China, Croatia, Montenegro, Serbia and Denmark against our assets, subsidiaries, officers, directors, shareholders and advisors may be subject to restrictions under the laws of those countries.

Any revenues from our investment in our operating subsidiaries and joint venture partners will be denominated in foreign currency and subject to currency fluctuations.

The change in value of the foreign currency against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in the political and economic conditions in the countries in which our operating subsidiaries and joint venture partners operate. Any significant revaluation of the currencies may have a material adverse effect on our revenues and financial condition.  For example, to the extent that we need to convert U.S. dollars we receive into Nuevo Soles for operations in Peru, appreciation of the Nuevo Soles against the U.S. dollar would reduce the Nuevo Soles amount we receive from the conversion.  Conversely, if we decide to convert Nuevo Soles into U.S. dollars, appreciation of the U.S. dollar against the Nuevo Soles would reduce the U.S. dollar amount available to us.  Fluctuation in exchange rates between foreign currencies and the U.S. dollar would also have a significant effect upon our reported results, since our reporting currency is the U.S. dollar.

There is a risk that the Company may not be able to meet its financial obligations under agreements with our operating subsidiaries and joint venture partners, resulting in a loss of the business opportunity represented by these acquisitions and joint ventures.

Any material default by the Company in connection with its obligations under each of the agreements with our operating subsidiaries and joint venture partners may be a basis to forfeit or lose our equity or for a joint venture partner to terminate our joint venture agreement.  Termination of any of these relationships could have a materially adverse effect on our business.

Heightened enforcement of the environmental laws and regulations of the countries in which our operating subsidiaries and joint venture partners operate may result in higher costs of compliance with these laws and regulations and costs of raw materials.

The businesses of our operating subsidiaries and joint venture partners and their properties are subject to the environmental laws and regulations of the countries in which our operating subsidiaries and joint venture partners operate relating to the protection of the environment, natural resources and worker health and safety and controlling the use, management, storage, and disposal of hazardous substances, wastes and other regulated materials.  Because our operating subsidiaries and joint venture partners lease, own and/or operate real property, various environmental laws also may impose liability on them for the costs of cleaning up and responding to hazardous substances that may have been released on the properties they utilize, including releases unknown to any of them.  These environmental laws and regulations also could require us or these companies to pay for excessive discharge fees and take remedial actions.  The costs of complying with these various environmental requirements, as they now exist or may be altered in the future, could adversely affect our business.

In addition, our raw material costs and costs of goods have been rising, and may continue to rise, due to suppliers being subject to increasing enforcement of these environmental laws and regulations.  This could also adversely affect our profitability by increasing the cost of our operating subsidiaries and joint venture partners to comply with these laws.

Risk Factors Related To Doing Business In China

If the PRC government finds that our agreements do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to significant penalties or be forced to relinquish our interests in their operations.

As stated above, the PRC laws and regulations currently prohibit or restrict foreign ownership in certain “important industries,” including telecommunications, advertising, food production and heavy equipment.  There are uncertainties under PRC laws and regulations whether obtaining a majority interest through contractual arrangements will comply with regulations prohibiting or restricting foreign ownership in certain industries.  For example, the PRC may apply restrictions in other industries in the future.  In addition, there can be restrictions on the foreign ownership of businesses that are determined from time to time to be in “important industries” that may affect the national economic security or those in the PRC having “famous Chinese brand names” or “well established Chinese brand names.”

If we or any of our potential future subsidiaries or affiliated entities are found to be in violation of any existing or future PRC laws or regulations (for example, if we are deemed to be holding equity interests in certain of our affiliated entities in which direct foreign ownership is prohibited) the relevant PRC regulatory authorities might have the discretion to, among other things, do the following:

1.  revoke the business and operating licenses of GBNC, NGSN, Aerostrong, VN Tech; and Sino Crossings;

2.  confiscate relevant income and impose fines and other penalties;

3.  discontinue or restrict existing or possible future operations in the PRC by GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings;

4.  require us and/or GBNC, NGSN, Aerostrong, VN Tech Sino Crossings to restructure the relevant ownership structure or operations; and

5.  impose conditions or requirements with which we or GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings may not be able to comply.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct business in China.  In addition, the relevant PRC regulatory authorities may impose further penalties.  Any of these consequences could have a material and adverse effect on our business.

In many cases, existing regulations with regard to investments from foreign investors and domestic private capital lack detailed explanations and operational procedures, and are subject to fluctuating interpretations, which have changed over time.  We thus cannot be certain how the regulations will be applied to our businesses, either currently or in the future.  Moreover, new regulations may be adopted or the interpretation of existing regulations may change, any of which could result in similar penalties resulting in a material and adverse effect on our ability to conduct our business.

The operations and facilities of GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings in China are subject to extensive regulation, which may subject them to high compliance costs and expose them to penalties for non-compliance.  In addition, they may not be able to obtain required regulatory approvals for their products and services in a cost-effective manner or at all, which could prevent them from successfully developing and marketing their products and services.

Providing and marketing the products and services of GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings are subject to extensive regulation and review by governmental authorities in China.  The Chinese laws and regulations applicable to WBA services are wide-ranging and govern, among other things, every aspect of such services.  Any failure to obtain regulatory approvals or clearances or to renew licenses for its products and services could prevent GBNC, NGSN, Aerostrong, VN Tech and Sino Crossing from successfully marketing their products and services and result in a material and adverse effect on our ability to conduct our businesses in China.

The Company, GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings could be subject to civil liabilities, if we and they fail to comply with applicable laws and regulatory requirements.

Because the Company, GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings are subject to extensive regulations in China, we and they are subject to the risk that regulations could change in a way that would expose us and them to additional costs, penalties or liabilities.  If additional regulatory requirements are implemented in China, the cost of developing or selling their services and/or products may increase, as may the costs to us of fulfilling our obligations under the agreements with GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings.

Adverse changes in political and economic policies of the governments in China could have a material adverse effect on the overall economic growth of China, which could reduce the demand for the products and services offered by GBNC, NGSN VN Tech, Aerostrong, and Sino Crossings and adversely affect their competitive positions in the marketplace and adversely affect our businesses in China.

All of the businesses of GBNC, NGSN, VN Tech and Sino Crossings are conducted in the PRC.  A substantial amount of sale of devices relating to WBA services are in the PRC.  All of our sales of fiber use will be made in the PRC.  Accordingly, both our and their businesses, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in the PRC.  However, the PRC economy differs from the economies of most developed countries in many respects, including, but not limited to, the following:

1.   the amount of government involvement;

2.   the level of development;

3.   the growth rate;

4.   the control of foreign exchange; and

5.   the allocation of resources.

While China’s economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy.  The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings, and therefore on us.  For example, our growth and expenses may be adversely affected by government control over the distribution of WBA services in China.

The economy in China has been transitioning from a planned economy to a more market-oriented economy.  Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, the PRC government still owns a substantial portion of the productive assets in the PRC.  The continued control of these assets and other aspects of the national economy by the PRC government could adversely affect our business and the businesses of GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings.  The PRC government also exercises significant control over economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatment to particular industries or companies.

Any adverse change in the economic conditions or government policies in the PRC could have a material adverse effect on overall economic growth and the level of internet connectivity spending in the PRC, which in turn could lead to a reduction in demand for the products and services provided by GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings and adversely affect our business operations.

The PRC government could change its policies toward, or even nationalize, private enterprises, which could reduce or eliminate the interests held in our company located in the PRC.

Over the past several years, the PRC government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation.  The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time and without notice.  Changes in policies by the PRC government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the PRC government could result in the total loss of our investment in China.

As a result of merger and acquisition regulations relating to acquisitions of assets and equity interests of PRC companies by foreign persons, we expect that acquisitions will take longer and be subject to economic scrutiny by the PRC government authorities such that we may not be able to complete a transaction, negotiate a transaction that is acceptable to our shareholders, or sufficiently protect shareholder’s interests in a transaction.  These regulations apply to GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce (“SAIC”), the China Securities Regulatory Committee (“CSRC”), and the PRC State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 (“M&A Rules”).  These comprehensive rules govern the approval process by which a PRC company may participate in an acquisition of its assets or its equity interests and by which a PRC company may obtain public trading of its securities on a securities exchange outside the PRC.

Although prior to September 8, 2006 there was a complex series of regulations administered by a combination of provincial and centralized agencies in place for acquisition approval of PRC enterprises by foreign investors, the M&A Rules have largely centralized and expanded the approval process to MOFCOM, SAIC, SAFE or its branch offices, SASAC and the CSRC.  The M&A Rules establish, among other things, additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance when a foreign investor acquires equity or assets of a PRC domestic enterprise.  Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions. This could affect our ability to expand our businesses or maintain our market share in the PRC.

Depending on the structure of the transaction, these regulations will require our PRC parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and require approvals from one or more of the aforementioned agencies.  The application process has been supplemented to require the presentation of economic data concerning a transaction, introducing aspects of economic and substantive analysis of the target business and the acquirer, and the terms of the transaction by MOFCOM and other governing agencies, as well as an evaluation of compliance with legal requirements.  The application process for approval now includes submissions of an appraisal report, an evaluation report and the acquisition agreement, depending on the structure of the transaction.  An employee settlement plan for the target company is also to be included in the application.

The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets.  The regulations require that, in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of a year.  Because the PRC authorities have been concerned with offshore transactions which converted domestic companies into foreign investment enterprises (“FIEs”) in order to take advantage of certain benefits, including reduced taxation in the PRC, the M&A Rules require new foreign sourced capital of not less than 25% of the domestic company’s post-acquisition capital in order to obtain FIE treatment.  Accordingly, if a sufficient amount of foreign capital is not infused into the domestic company, it will not be eligible to obtain FIE treatment.  In the agreement reached by the foreign acquirer, target, creditors and other parties, there must be no harm to third parties and the public interest in the allocation of assets and liabilities being assumed or acquired.  These aspects of the regulations will limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities.  Therefore, we may not be able to negotiate a transaction with terms that will satisfy our investors and protect our shareholders' interests in an acquisition of a PRC business or assets.

It is expected that compliance with the regulations will be more time consuming than in the past, will be more costly for the PRC parties and will permit the government much more extensive evaluation and control over the terms of the transaction.  Therefore, acquisitions in the PRC may not be able to be completed, because the terms of the transaction may not satisfy aspects of the approval process and may not be completed, even if approved, if they are not consummated within the time permitted by the approvals granted.

Since assets and operating subsidiaries are located in China, any distribution of dividends or proceeds from liquidation are subject to the approval of the relevant PRC government agencies. We are not likely to declare dividends in the near future.

Because a substantial portion of our assets are located inside China, we will be subject to the laws and regulations of the PRC in determining dividends.  Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Under current PRC tax regulations, dividends paid to are subject to a ten percent PRC tax.  In the future, tax authorities in China could amend or interpret the regulations in a manner that would materially and adversely affect our ability and that of our joint venture partners or subsidiaries to pay dividends and other distributions to us.  There is also the possibility that other regulatory interpretations by the PRC authorities could prohibit GBNC, NGSN, Aerostrong, VN Tech and Sino Crossings from recording revenues or consolidating its financial statements in order to comply with SEC reporting obligations.

In addition, PRC legal restrictions permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. If GBNC, NGSN, Aerostrong, VN Tech or Sino Crossings or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to GBNC, NGSN, Aerostrong, VN Tech or Sino Crossings, which in turn would limit their ability to pay dividends on their common stock.

 The PRC government may nationalize certain businesses or otherwise alter its policy with respect to foreign investment in China in a way that would prohibit or greatly hinder the Company’s ability to do business in China.

While the PRC government currently advocates foreign investment into China, socio-political changes, war or economic changes and shifts could result in a change in China’s policy with respect to investment from non-PRC businesses.  The government agencies, for example, could prohibit ownership of businesses by foreigners or revoke WBA licenses, permits and authorizations granted by the PRC or other regulatory authority that we are dependent on, or otherwise alter the Company’s revenue sharing model.  While we do not believe that the foregoing is likely in the near future, no assurance can be made that such events, all of which would adversely affect the Company, will not occur.

Uncertainties with respect to the PRC legal system could have a material adverse effect on our businesses in China and on the Company.

The PRC legal system is a civil law system based on written statutes.  Unlike in the common law system, prior court decisions may be cited for reference, but have limited precedential value.  Since 1979, the PRC’s legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC.  We are subject to laws and regulations applicable to foreign investment in the PRC and, in particular, laws applicable to wholly foreign-owned enterprises.  However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform.  Enforcement of these laws, regulations and rules involve uncertainties which may limit legal protections available to us.  For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract.  However, since the PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings, and the level of legal protection we enjoy than in more developed legal systems.

These uncertainties may impede our ability to enforce our agreements and any other contracts that we may enter into in order to successfully deploy and operate the GBNC, NGSN, Aerostrong VN Tech Sino Crossings networks and/or businesses.  Furthermore, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States or other countries.  Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of these laws, or the preemption of local regulations by national laws.  These uncertainties could limit the legal protections available to us and other foreign investors, including you.  In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of our resources and management attention.

Risk Factors Related To The Company’s Stock

The Company’s Series A Common Stock is currently listed on the OTC quotation system.  The Company cannot predict the extent to which a trading market will develop or how liquid that market might become.  Accordingly, holders of our Series A Common Stock may be required to retain their shares for an indefinite period of time.

The OTC quotation system provides significantly less liquidity than national stock exchanges.  Quotes for stocks included on the OTC quotation system are not listed in the financial sections of newspapers, as are those for the national stock exchanges. Therefore, prices for securities traded solely on the OTC quotation system may be difficult to obtain, and holders of our Series A Common Stock may be unable to resell their securities at or near their original acquisition price or at any price.  Market prices for our Series A Common Stock will be influenced by a number of factors, including, but not limited to:

1.   the issuance of new equity securities pursuant to future offering;

2.   changes in interest rates;

3.   new services or significant contracts and acquisitions;

4.   variations in quarterly operating results;

5.   change in financial estimates by securities analysts;

6.   the depth and liquidity of the market for the Company’s Series A Common Stock;

7.   investor perceptions of us and of in Peru, China, Croatia, Montenegro, Serbia and Denmark based investments and companies generally; and

8.   general economic and other national and international conditions.

The regulation of penny stocks by the SEC and FINRA may discourage the tradability and liquidity which will impair investors’ ability to sell our Series A Common Stock.

The Company’s Series A Common Stock is a “penny stock.”  The SEC imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors.  For purposes of the applicable SEC rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.  Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of our shareholders to sell shares of their Series A Common Stock because it imposes additional regulatory burdens on penny stock transactions.

In addition, the SEC has adopted a number of rules to regulate “penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-9 under the Securities and Exchange Act of 1934, as amended.  Because the Company’s Series A Common Stock constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our Series A Common Stock. The rules will further affect the ability of owners of shares to sell their shares of our Series A Common Stock in any market that might develop for them, because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, leaving investors with losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we are in no position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to its Series A Common Stock.

The Company has no plans to pay dividends in the foreseeable future, and investors may not expect a dividend as a return of or on any investment in the Company.

The Company has not paid dividends on its Series A Common Stock and does not anticipate paying such dividends in the foreseeable future.

Our investors may suffer future dilution due to issuances of shares for various considerations in the future.

There may be substantial dilution to the Company’s shareholders as a result of future decisions of our Board of Directors to issue shares of our Series A Common Stock without shareholder approval for cash, services or acquisitions.  The Company can give investors no assurance that they will be able to sell their shares of our Series A Common Stock at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

The Company’s Series A Common Stock is volatile, which substantially increases the risk that the investor may not be able to sell their securities at or above the price that the investor may pay for our Series A Common Stock.

Because of the price volatility the Company has observed since its inception, an investor in our Series A Common Stock may not be able to sell their shares of our Series A Common Stock when the investor desires to do so at a price he, she or it desires to attain.  The inability to sell securities in a rapidly declining market may substantially increase the risk of loss because the price of our Shares may suffer greater declines due to the price volatility of our Series A Common Stock.  Certain factors, some of which are beyond our control, that may cause our Share price to fluctuate significantly include, but are not limited to, the following:

1.   variations in our quarterly operating results;

2.   loss of a key relationship or failure to complete significant transactions;

3.   additions or departures of key personnel; and

4.   fluctuations in stock market price and volume.

In addition, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations.  In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company.  These market and industry factors may materially and adversely affect our Share price, regardless of our operating performance.  In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies common stock.  If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a material adverse effect on the Company’s Series A Common Stock.

USE OF PROCEEDS

The proceeds from the sale of the Shares to the Selling Stockholders was used to reduce the accounts payable of the Company.  The total amount used for this purpose is $3,227,392.97.

DETERMINATION OF OFFERING PRICE

The offering price the Company issued the Shares at was derived from the “closing price” of the Shares reported by the OTC quotation system on the date of each Share issuance.

DILUTION

Since the Company has been subject to the reporting requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), immediately prior to filing of this Prospectus for Reoffers and Resales of the Company’s Series A Common Stock, no information is required to be provided related to the subject of dilution.

SELLING STOCKHOLDERS

The following tables set forth, as of the dates of April 16, 2012, April 15, 2011 and April 15, 2010, respectively, the total number of shares of our Series A Common Stock and our Series B Common Stock owned beneficially by each of our current directors and executive officers, individually and as a group, and the present owners of 5% or more of our total outstanding shares in each Series of our common stock.  The shareholders listed below have direct ownership of his, hers or its Common Stock and possesses sole voting and/or dispositive power with respect to their ownership.

OWNERSHIP OF SECURITIES BY EXECUTIVES AND RELATED PARTIES

2011

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Percent of Class
Series A Common Stock
	Antonios Isaac	(3)	(3)
	Isaac Organization	(3)	(3)
	Trussnet Capital Partners (HK), Ltd.	58,867,119	7.4%
	Colin Tay (4)	18,000,000	2.2%
	George Alvarez	5,557,149	*
	Mario Alvarez	1,712,801	*
	Carlos Trujillo	3,396,536	*
	Kenneth L. Waggoner	5,824,281	*
	Kenneth Hobbs	3,637,940	*
	Isidoro Gutierrez	7,418,382	*
	All officers and directors as a group
Series B Common Stock
	George Alvarez	66,909,089	50% (9)
	Alvarez & Alvarez IRR Trust (5)	18,636,363	13.9%
	Cuachira, LLC (6) Campos Eliseos #231 Piso 16 Col. Polanco, Mexico 11560 DF	5,000,000	3.7%
	Matthew Jennings (7) 399 N. Highway 101 Solana Beach, California 92075	13,686,363	10.2%
	Colin Tay (8)	66,909,088	50%
	All officers and directorsas a group	133,818,177	100%
___________________
*       Less than one percent.

(1)
Unless otherwise noted, the address of each holder is 12526 High Bluff Drive, Suite 155, San Diego California 92130.  Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.  .

(3)
Antonios Isaac and Isaac each filed a separate SEC Form 3 on March 17, 2010 disclosing that each became a reporting person on August 11, 2009 and December 9, 2009, respectively.  The Company has issued to or on behalf of Isaac a total of 113,796,312 Shares pursuant to the stock purchase agreements between the Company and Isaac described in this Report.  Neither Isaac nor Antonios Isaac has filed any SEC Form 4 disclosures as to any issuance after December 9, 2009.  The Company is unable to determine whether Antonios Isaac or Isaac remained a reporting person as of the date of any issuance, or how many Shares either holds as of the date of this Report.

(4)	Includes Shares issued to Trussnet Capital Partners (HK), Ltd. (“TCP”) (also listed separately). Colin Tay is the beneficial owner of TCP in his capacity as sole director and shareholder of TCP.

(5)
Consists of shares held by the Alvarez and Alvarez Irrevocable Living Trust, of which Ms. Magali Alvarez is trustee.  The Trust maintains dispositive power over these shares, but may only transfer the shares with the consent of George Alvarez, to whom the Trust has given a proxy.

2010

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Percent of Class
Series A Common Stock
	Antonios Isaac (3)	40,666,110	8.7%
	Isaac Organization	29,166,110	6.3%
	Trussnet Capital Partners (HK), Ltd.	58,867,119	12.6%
	Colin Tay (4)	76,867,119	16.4%
	George Alvarez	47,700	*
	Mario Alvarez	0	*
	Carlos Trujillo	857,567	*
	Kenneth L. Waggoner	2,994,323	*
	Kenneth Hobbs	1,043,975	*
	Isidoro Gutierrez	3,793,048	*
	Oliver Schwarz	1,175,000	*
	All officers and directors as a group	88,778,732	19.0%
Series B Common Stock
	George Alvarez	66,909,089	50% (9)
	Alvarez & Alvarez IRR Trust (5)	18,636,363	13.9%
	Cuachira, LLC (6) Campos Eliseos #231 Piso 16 Col. Polanco, Mexico 11560 DF	5,000,000	3.7%
	Matthew Jennings (7) 399 N. Highway 101 Solana Beach, California 92075	13,686,363	10.2%
	Colin Tay (8)	66,909,088	50%
	All officers and directors as a group	133,818,177	100%
______________________
*       Less than one percent.

(1)
Unless otherwise noted, the address of each holder is 12526 High Bluff Drive, Suite 155, San Diego California 92130.  Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.  None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

(3)
The amount reported is based on the total number of Shares the Company has issued to Antonios Isaac or entities of which he has reported he is the beneficial owner: (a) 29,166,110 Shares to Isaac Organization, Inc. (also listed separately), (b) 2,500,000 Shares to Negotiart of America, Inc., (c) 5,000,000 Shares to Negotiart, Inc., and (d) 4,000,000 Shares to Antonios Isaac.

(4)	Includes Shares issued to Trussnet Capital Partners (HK), Ltd. (“TCP”) (also listed separately). Colin Tay is the beneficial owner of TCP in his capacity as sole director and shareholder of TCP.

(5)
Consists of shares held by the Alvarez and Alvarez Irrevocable Living Trust, of which Ms. Magali Alvarez is trustee.  The Trust maintains dispositive power over these shares, but may only transfer the shares with the consent of George Alvarez, to whom the Trust has given a proxy.

(6)	Cuachira, LLC maintains dispositive power over these shares, but may only transfer the shares with the consent of George Alvarez, to whom Cuachira, LLC has given a proxy.

(7)
Consists of (a) 6,750,000 shares of Series B Common Stock held by Westmoore Investment L.P., of which Mr. Jennings is general partner; (b) 2,250,000 shares of Series B Common Stock held by Westmoore Capital Group Series A, LLC, of which Mr. Jennings is Manager; (c) 2,036,363 shares of Series B Common Stock held by Westmoore Management, LLC, of which Mr. Jennings is Chief Executive Officer; (d) 1,900,000 shares of Series B Common Stock held by Westmoore Capital Group Series B, LLC, of which Mr. Jennings is Manager; (e) 500,000 shares of Series B Common Stock held by Westmoore Capital Group Series II, LLC, of which Mr. Jennings is Manager; and (f) 250,000 shares of Series B Common Stock held by YYZ Holdings, of which Mr. Jennings is a 40% stockholder.  .Mr. Jennings maintains dispositive power over these shares, but may only transfer the shares with the consent of George Alvarez, to whom Mr. Jennings has given a proxy on behalf of each Westmoore entity described.

(8)	Colin Tay obtained these shares pursuant to his Executive Employment Agreement with the Company that became effective April 1, 2011.

(9)	George Alvarez holds proxies to vote 66,909,089 issued and outstanding shares of Series B Common Stock.

2009

Name and Address of Beneficial Owner (1)	Class A Common Stock		Class B Common Stock
	Amount of Beneficial Ownership	Percent of Class	Amount of Beneficial Ownership	Percent of Class
George Alvarez (2)	44,700	*	66,909,088	100%
Mario Alvarez (3)	18,721,131	6.4%
Isidoro Gutierrez	3,903,048	1.3%
Kenneth Hobbs	1,043,975	*
Antonios Isaac (4)	62,199,934	21%
Tay Yong Lee (Colin Tay)	18,000,000	6.2%
Carlos A. Trujillo	857,567	*
Kenneth L. Waggoner	3,035,529	1.0%
Directors and Officers as a Group (8 persons)	107,805,884	37.2%	66,909,088	100%
_____________________________
*           Less than one percent.
(1)  Unless otherwise noted, the address of each holder is 12520 High Bluff Drive, Suite 145, San Diego, California 92130.  Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)  Mr. George Alvarez holds proxies to vote all 66,909,088 issued and outstanding shares of Series B Common Stock.

(3)  Consists of shares held by the Alvarez and Alvarez Irrevocable Living Trust, of which Mr. Mario Alvarez is trustee.  Mr. Alvarez disclaims beneficial ownership of such shares, except to the extent of his interest therein.

(4)  Consists of (a) 4,000,000 shares of Series A Common Stock held directly by Antonios Isaac; (b) 53,199,934 shares of Series A Common Stock held by Isaac Organization, Inc., of which Mr. Isaac is the sole shareholder; (c) 5,000,000 shares of Series A Common Stock held by Negotiart, Inc., of which Mr. Isaac is the sole officer and director.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their Shares on the OTC quotation system, where the Shares are currently being traded, or any stock exchange, market or trading facility on which the Shares will be traded in the future or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling Shares:

1.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

2.	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

3.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

4.	an exchange distribution in accordance with the rules of the applicable exchange;

5.	privately negotiated transactions;

6.	short sales;

7.	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

8.	a combination of any such methods of sale; and

9.	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in the sale of the Shares.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by a Selling Stockholder.  The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares if liabilities are imposed on that person under the Securities Act.  In connection with sales of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume.  The Selling Stockholders may also sell Shares short and deliver Shares covered by this Prospectus to close out short positions and to return borrowed Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that, in turn, may sell such Shares.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares of owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this Prospectus after we have filed a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, supplementing or amending the list of Selling Stockholders to include the pledge; transferee or other successors in interest as Selling Stockholders under this Prospectus.

In addition, the Selling Stockholders may transfer their Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the Shares, from time to time, under this Prospectus after we have filed a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, supplementing or amending the list of Selling Stockholders to include the pledge; transferee or other successors in interest as Selling Stockholders under this Prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares they acquired may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met by the Selling Stockholders.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares.

We have paid all fees and expenses incident to the registration of the Shares pursuant to Form S-8.  We have not agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there any underwriter or coordinating broker acting in connection with the sale of our Shares to the Selling Stockholders.  If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the resale of their Shares, if required, we will file a supplement to this Prospectus.  If the Selling Stockholders use this Prospectus for any resale of their Shares, they will be subject to the Prospectus delivery requirements of the Securities Act.

The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares of by the Selling Stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares.  All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

All of the Shares we issued to the Selling Stockholders pursuant to Form S-8 are freely tradable and without any trading restrictions, other than the restrictions imposed on our officers, directors and affiliates under the Securities Act and/or the Exchange Act.

DESCRIPTION OF CAPITAL STOCK

As of the date of this Prospectus, our authorized capital stock consists of 2,200,020,000 shares of capital stock.  Those shares consist of 2,000,000,000 shares designated as our Series A Common Stock, with a par value of $0.001 per Share, and 200,000,000 shares designated as our Series B Common Stock, with a par value of $0.001 $0.001 per share, and 20,000,000 shares designated as our Series A Convertible and Redeemable Preferred Stock, with a par value of $0.001 per share.  The only equity securities currently issued and outstanding are shares of our Series A Common Stock and shares of our Series B Common Stock.  As of the date of this Prospectus, there are 886,388,208 shares of our Series A Common Stock and 133,818,177 shares of our Series B Common Stock issued and outstanding (collectively, “Common Stock”).  No shares of our Series A Convertible Preferred Common Stock have been issued.  We are informed and believe that we have approximately 7,546 stockholders of our Common Stock.

The following description summarizes the material terms of our capital stock.

Series A Common Stock

The preferences, voting powers, qualifications and special or relative rights or privileges of the shares of our Series A Common Stock, with a par value of $0.001 per share, are as follows:

1.	Authorized Amount

There are 2,000,000,000 authorized shares of our Series A Common Stock.

2.	Voting

Each stockholder of a share of the Company’s Series A Common Stock has the right to cast one vote for each share held by a stockholder of our Series A Common Stock at any duly called meeting of shareholders of the Company or pursuant to a written consent of stockholders of the Company.

3.	Other Rights and Preferences

The Company’s Series A Common Stock carries with it such other rights and preferences as may be determined by resolution of the Company’s Board of Directors.

Series B Common Stock

The preferences, voting powers, qualifications and special or relative rights or privileges of the Company’s shares of Series B common stock, with a par value of $0.001 per share, are as follows:

1.	Authorized Amount

There are 200,000,000 authorized shares of the Company’s Series B Common Stock.

2.	Voting

Each stockholder of a share of the Company’s Series B Common Stock has the right to cast ten votes for each share held by such stockholder at any duly called meeting of stockholders or pursuant to a written consent of stockholders of the Company.

3.	No Dividends

The stockholders of our Series B Common Stock are not entitled to participate with the stockholders of the Company’s Series A Common Stock in the payment of any dividends payable by the Company, in cash or cash in kind.

4.	No Rights on Liquidation

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the stockholders of shares of the Company’s Series B Common Stock are not be entitled to receive any cash, cash-in-kind or any assets whatsoever of the Company.

5.	Conversion

The Company’s Series B Common Stock has no right to convert into any other authorized series or class of the Company’s capital stock.

6.	Transferability

The consent of 80% of the issued and outstanding shares of the Company’s Series B Common Stock is required for any stockholder of the Company’s Series B Common Stock to sell, assign or transfer any shares of the Company’s Series B Common Stock, except for any proxies granted to George Alvarez relating to the Company’s Series B Common Stock.

7.	Redemption Rights

The Company is required to redeem its Series B Common Stock on May 23, 2023 (“Redemption Date”).  On the Redemption Date, each share of the Company’s Series B Common Stock will be redeemed by the Company at its par value of $0.001 per share.

8.	Sale of Control

Until July 1, 2013, any vote or decision by the Company to sell any stock or assets of the Company, other than in the normal or ordinary course of business of the Company, whether by merger, asset sale or otherwise (each, a “Sale of Control”) requires approval from 80% of the issued and outstanding shares of the Company’s Series B Common Stock.

Series A Convertible and Redeemable Preferred Stock

The preferences, voting powers, qualifications and special or relative rights or privileges of the Company’s shares of Series A Convertible and Redeemable Preferred Stock, with a par value of $0.001 per share, are as follows:

1.	Designation and Amount

There is to be a series of Preferred Stock designated as “Series A Convertible and Redeemable Preferred Stock,” and the number of shares constituting such series is 20,000,000.  Such series is referred to as the “Convertible Preferred Stock.”

2.	Stated Capital

The amount represented in stated capital at all times for each share of Convertible Preferred Stock is $0.001.

3.	Rank

All shares of Convertible Preferred Stock has rank prior to all of the Company’s Common Stock, with a  par value $0.001 per share, now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

4.	Dividends

No dividend is payable to the stockholders of shares of Convertible Preferred Stock.

5.	Liquidation Preferences

(a)  The liquidation value of shares of Convertible Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company is $0.001 per share.

(b)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the stockholders of shares of our Convertible Preferred Stock are entitled to receive the liquidation value of such shares held by them until the liquidation value of all shares of Convertible Preferred Stock is paid in full.  Upon payment in full of the liquidation value to which the stockholders of shares of our Convertible Preferred Stock are entitled, the stockholders of such shares are not entitled to any further participation in any distribution of assets by the Company.

(c)  Neither a consolidation or merger of the Company with or into any other corporation, nor a merger of any other corporation with or into the Company, nor a sale or transfer of all or any part of the Company’s assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Company within the meaning of the “Liquidation Preference.”

6.	Voting Rights

Except as otherwise required by law, each share of outstanding Convertible Preferred Stock has the right to vote on each matter submitted to a vote of the stockholders of the Company and to have the number of votes equal to 100 shares of Common Stock into which such shares of Convertible Preferred Stock is then convertible pursuant to the provisions set forth below at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders becomes effective.  Except as otherwise required by law or by the Certificate of Amendment of the Company’s Articles of Incorporation pursuant to which established the Convertible Preferred Stock, the stockholders of shares of Common Stock and Convertible Preferred Stock shall vote together and not as separate classes.

7.	Redemption

The shares of Convertible Preferred Stock are redeemable.

8.	Conversion Provision

(a)  Conversion at Option of Holders  Provided that, and only to the extent that, the Company has a sufficient number of shares of authorized but unissued and unreserved Common Stock available to issue upon conversion, each share of Convertible Preferred stock shall be convertible at the option of the holder thereof, at any time, into fully paid and non-assessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of 100 shares of Common Stock for each full share of Series A Convertible Preferred Stock ("Conversion Ratio").  The term "Common Stock” shall initially mean the class designated as Common Stock, with a par value $.001 per share, of the Company, filed with the Secretary of State of the State of Nevada on September 19, 2005, and as amended on January 11, 2007 and on April 8, 2008 (the "Articles"), subject to adjustment as hereinafter provided.

(b)  Automatic Conversion  Upon the occurrence of a Recapitalization Event, each outstanding share of Convertible Preferred Stock shall automatically be converted, without cost, on the terms set forth in this  Section into the number of fully paid and non-assessable shares of Common Stock as specified by the Conversion Ratio that is in effect at the time of conversion.  A "Recapitalization Event" shall be deemed to occur upon either; (i) effectiveness of a filing in the office of the Secretary of State of Nevada, or such other state in which the Company is legally domiciled, of an amendment to (or amendment and restatement of) the Articles of Incorporation or other charter document of the Company that increases the number of authorized shares of Common Stock to a sufficient number (after taking into account all shares reserved for issuance by the Board of Directors) so as to enable the conversion of all outstanding shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as specified by the Conversion Ratio then in effect; (ii) a change in the number of authorized shares of capital stock that the Company is authorized to issue by any means, including a reduction in the number of outstanding shares for the purpose of a change of corporate domicile, or (iii) the effective date of any other corporate action that enables the conversion of all outstanding shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as specified by the Conversion Ration then in effect.

(c)  Mechanics of Conversion

(i)  Optional Conversion  Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Company requires, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.  Upon issuance, such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the initial date the Preferred Holder received the Convertible Preferred Stock.

(ii)  Automatic Conversion  Upon the effectiveness of a Recapitalization Event, the conversion of such shares is effective, each holder of shares so converted may surrender the certificate therefore at the office of the Company or any transfer agent for the Convertible Preferred Stock.  Upon such surrender, the Company shall issue and deliver to each holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall increase the fractional share to the next highest whole number of shares of Common Stock. The conversion of shares of Convertible Preferred Stock shall be effective simultaneously with the effectiveness of a Recapitalization Event, whether or not the certificates representing such shares of Convertible Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the initial date the Preferred Holder received the Convertible Preferred Stock.  Any dividends or distributions declared but unpaid on the Common Stock to which the Convertible Preferred Stock is entitled pursuant to Section 4 above, shall be paid on the payment due date therefore.

(d)  Reclassifications  If any of the following events occur, namely; (i) any reclassification or change (other than a combination of reclassification into a smaller number of shares) of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision); or (ii) any consolidation or merger to which the Company is a party (other than a consolidation or merger to which the Company is the continuing corporation and which does not result in any classification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision) in outstanding shares of Common Stock), then the Company or such successor, as the case may be, shall provide in its Certificate of Incorporation that each share of this series shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock issuable upon conversion of each such share of this series immediately prior to such reclassification, change, consolidation or merger.  Such Certificate of Incorporation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in clause (d).  The Company shall cause notice of the execution of any such event contemplated by this paragraph to e mailed to each holder of shares of this Series as soon as practicable.

The above provisions of this subparagraph (d) shall similarly apply to successive reclassifications, consolidations and mergers.

(e)  Increase in Conversion Ratio  By duly adopted resolution of its board of directors, the Company at any time may increase the Conversion Ratio, temporarily or otherwise, by any amount, but in no event shall such Conversion Ratio require the issuance of Common Stock for less than the par value of the Common Stock at the time such reduction is made.

Whenever the Conversion Ratio is increased pursuant to this subparagraph (e), the Company shall mail to the holders a notice of the Increased Conversion Ratio.  The notice shall state the Increased Conversion Ratio and the period it will be in effect.  An increase in the Conversion Ratio does not change or adjust the Conversion Ratio otherwise in effect for purposes of subparagraphs (d) and (e) of this paragraph 8.

9.     Protective Provisions

(a)  Reservation of Shares; Transfer Taxes; Etc.  The Company shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding.  The Company shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Preferred Stock.  If any shares of Common Stock required to be rreserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.  If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

The Company will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue of delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be make unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(b)  Class Voting Rights  So long as the Convertible and Redeemable Preferred Stock is outstanding, the Company shall not, without the affirmative votes or consent of the holders of at least a majority of all outstanding Convertible Preferred Stock voting separately as a class: (i) amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Company, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock; (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Company; or (iii) effect any reclassification of the Convertible Preferred Stock.  A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Company’s Board of Directors) in connection with: (w) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Convertible Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Company; or (x) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Company.

The affirmative vote or consent of the holders of a majority of the outstanding Convertible Preferred Stock, voting or consenting separately as a class, shall be required to: (y) authorize any sale, lease or conveyance of all or substantially all of the assets of the Company; or (z) approve any merger, consolidation or compulsory share exchange of the Company with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Convertible Preferred Stock and (ii) the Convertible Preferred Stock is, after such merger, consolidation or compulsory share exchange on a parity with or prior to any other class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Company prior to the Convertiable Preferred Stock as may have been created with the affirmative vote or consent of the holders of at least 66-2/3% of the Convertible Preferred Stock (or other than a class or series into which such prior stock is converted as a result of such merger, consolidation or share exchange).

10.     Outstanding Shares

For purposes of this Certificate of Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except: (i) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; (ii) the effective date of a Recapitalization Event defined in subparagraph 8(b); or (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Company or any subsidiary of the Company.

11.   Certain Definitions  As used in document, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person.  For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise, and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Common Shares” shall mean any stock of the Company which as no preference in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which isnot subject to redemption by the Company.  However, Common Stock issuable upon conversion of shares of this series shall include only shares of the class designated as common shares as of the original date of issuance of shares of this series, or shares of the Company of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

12.  Securities Not Registered Under the Securities Act of 1933

Neither the shares of Convertible Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.  Each share of Convertible Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section 12), shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECUTITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE PROPOSED DISPOSITION  IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

INTRESTS OF NAMED EXPERTS AND COUNSEL

The Consolidated Financial Statements of the Company appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the schedules and footnotes, have been audited by Kabani & Company, Inc. (“Kabani”), the Company’s independent registered public accounting firm, as set forth in their Report thereon, included therein, and incorporated herein by this reference.  Such Consolidated Financial Statements are incorporated herein by this reference in reliance upon such Report given on the authority of such firm as experts in accounting and auditing.

Neither Kabani nor any counsel for the Company has a contingent basis, interest or connection to this Prospectus for Reoffers and Resales of the Company’s Series A Common Stock.

MATERIAL CHANGES

There are no material changes in the affairs of the Company which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus:

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on April 16, 2012, and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 filed with the SEC on April 17, 2012, including all documents incorporated therein by reference, all exhibits thereto and all amendments thereto;

2.	Our Definitive Information Statement on Form 14C, filed with the SEC on March 2, 2012, including all documents incorporated therein by reference, all exhibits thereto and all amendments thereto;

3.
Our Current Reports on Form 8-K filed with the SEC on February 6, 2012, February 7, 2012, February 29, 2012, March 14, 2012, April 20, 2012, April 24, 2012 and April 27, 2012, including all documents incorporated therein by reference, all exhibits thereto and all amendments thereto;

4.
Our Current Reports on Form 8-K/A filed with the SEC on February 29, 2012 and March 5, 2012, including all documents incorporated therein by reference, all exhibits thereto and all amendments thereto; and

5.
All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the resales of reofferings shall be deemed to be incorporated by reference into this Prospectus.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus, but not delivered with the prospectus.  Copies of documents incorporated by reference  are available from us without charge, upon written or oral request to: VelaTel Global Communications, Inc., 12526 High Bluff Drive, Suite 155, San Diego, California 92130 Attn: Investor Relations, (760) 230-8988.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the Exchange Act and are required to file reports, proxy statements and other information with the SEC regarding our business, financial condition and other matters pursuant to and in accordance with the Exchange Act.  You may read and copy the reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for additional information about the public reference facilities.  The reports, proxy statements and other information filed with the SEC are also available to the public over the internet at http://www.sec.gov, the internet website of the SEC.  We have not incorporated by reference into this Prospectus the information contained on our website, and you should not consider it to be part of this Prospectus.  All inquiries regarding our Company should be addressed to our Executive Vice President Legal, General Counsel, Secretary and Director, Kenneth L. Waggoner, at 12526 High Bluff Drive, Suite 155, San Diego, California 92130.

THE COMPANY’S INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DISCLOSURE OF THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We indemnify our directors and officers for all liabilities allowed under the Nevada Revised Statutes.  We do not indemnify for a breach of loyalty, reckless or intentional acts causing harm to the Company or any illegal or criminal acts intended to provide personal gain to an officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 the information required by Form S-8 regarding “Reoffers and Resales,” and has duly caused this Prospectus for Reoffers and Resales of the Company's Series A Common Stock to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 1, 2012.

VelaTel Global Communications, Inc.
Date: May 1, 2012	By:	/s/ George Alvarez
George Alvarez, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Prospectus for Reoffers and Resales of VelaTel Global Communications, Inc. Series A Common Stock has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ George Alvarez	Chief Executive Officer and Director	May 1, 2012
George Alvarez

/s/ Carlos Trujillo	Chief Financial Officer	May 1, 2012
Carlos Trujillo

/s/ Kenneth L. Waggoner	Director	May 1, 2012
Kenneth L. Waggoner

/s/ Mario Alvarez	Director	May 1, 2012
Mario Alvarez

Exhibit A

Velatel Global Communications, Inc.
S-8 Stock Issuances
From January 1, 2012 to April 30, 2012

					Shares Owned
Name	Date of issuance	Amount of issue	Price Per Share	Shares Issued	After Each Issuance

Alvarez Jr, Mario	02/29/12	$139,938.03	$0.0365	3,833,919	3,833,919
Alvarez Jr, Mario	03/30/12	$49,862.81	$0.0297	1,678,882	1,712,801
Alvarez Jr, Mario	04/30/12	$33,529.50	$0.0224	1,496,853	3,209,654
	Total	$223,330.34		7,009,654

Alvarez, George	02/29/12	$201,094.88	$0.0365	5,509,449	5,557,149
	Total	$201,094.88		5,509,449

Alvarez, Kimberly	02/29/12	$11,986.83	$0.0365	328,406
Alvarez, Kimberly	03/30/12	$7,645.31	$0.0297	257,418
Alvarez, Kimberly	04/30/12	$5,531.52	$0.0224	246,943
	Total	$25,163.66		832,767

Alvarez, Nathan	02/29/12	$12,666.62	$0.0365	347,031
Alvarez, Nathan	03/30/12	$35,696.11	$0.0297	1,201,889
Alvarez, Nathan	04/30/12	$13,883.81	$0.0224	619,813
	Total	$62,246.54		2,168,733

Alvarez, Ryan	04/30/12	$56,375.76	$0.0224	2,516,775
	Total	$56,375.76		2,516,775

Alvarez, Stephanie	02/29/12	$8,591.88	$0.0365	235,394
Alvarez, Stephanie	03/30/12	$5,496.30	$0.0297	185,061
Alvarez, Stephanie	04/30/12	$3,654.08	$0.0224	163,129
	Total	$17,742.26		583,584

Arana, Jose A	02/29/12	$59,824.22	$0.0365	1,639,020
Arana, Jose A	03/30/12	$24,856.82	$0.0297	836,930
Arana, Jose A	04/30/12	$17,059.37	$0.0224	761,579
	Total	$101,740.41		3,237,529

Bursztyn, Leon	02/29/12	$33,145.99	$0.0365	908,109
Bursztyn, Leon	03/30/12	$12,317.95	$0.0297	414,746
Bursztyn, Leon	04/30/12	$9,478.62	$0.0224	423,153
	Total	$54,942.56		1,746,008

Chen, Robert	02/29/12	$23,316.68	$0.0365	638,813
Chen, Robert	03/30/12	$29,843.41	$0.0297	1,004,829
Chen, Robert	04/30/12	$20,430.44	$0.0224	912,073
	Total	$73,590.53		2,555,715

Crooks, Karl	03/30/12	$24,900.00	$0.0297	838,384
Crooks, Karl	04/30/12	$24,900.00	$0.0224	1,111,607
	Total	$49,800.00		1,949,991

Di Gianvito Butler, Domenico	03/30/12	$120,000.00	$0.0297	4,040,404
Di Gianvito Butler, Domenico	04/30/12	$32,500.00	$0.0224	1,450,893
	Total	$152,500.00		5,491,297

Fields, Mark	02/09/12	$45,708.00	$0.0520	879,001
Fields, Mark	04/30/12	$31,475.00	$0.0224	1,405,134
	Total	$77,183.00		2,284,135

Gutierrez, Isidoro	02/29/12	$237,309.65	$0.0365	6,501,634	10,294,682
Gutierrez, Isidoro	03/30/12	$63,122.43	$0.0297	2,125,334	7,418,382
Gutierrez, Isidoro	04/30/12	$56,877.67	$0.0224	2,539,182	8,957,564
	Total	$357,309.75		11,166,150

Gutierrez, Jaysen	02/29/12	$16,307.66	$0.0365	446,785
Gutierrez, Jaysen	03/30/12	$8,247.14	$0.0297	277,681
Gutierrez, Jaysen	04/30/12	$6,195.75	$0.0224	276,596
	Total	$30,750.55		1,001,062

Gutierrez, Richard	02/29/12	$47,458.72	$0.0365	1,300,239
Gutierrez, Richard	03/30/12	$45,150.96	$0.0297	1,520,234
Gutierrez, Richard	04/30/12	$33,659.35	$0.0224	1,502,650
	Total	$126,269.03		4,323,123

Haxby, Sandra	04/30/12	$10,000.00	$0.0224	446,429
	Total	$10,000.00		446,429

Hobbs, Kenneth	02/29/12	$64,485.54	$0.0365	1,766,727	2,691,998
Hobbs, Kenneth	03/30/12	$53,433.67	$0.0297	1,799,113	3,637,940
Hobbs, Kenneth	04/30/12	$23,602.08	$0.0224	1,053,664	4,141,604
	Total	$141,521.29		4,619,504

Hoopes, Tim	02/29/12	$46,631.38	$0.0365	1,277,572
	Total	$46,631.38		1,277,572

Horwitz, Lawrence	02/09/12	$60,000.00	$0.0520	1,153,846
	Total	$60,000.00		1,153,846

Jones, Leslie A	02/29/12	$12,130.74	$0.0365	332,349
Jones, Leslie A	03/30/12	$30,515.42	$0.0297	1,027,455
Jones, Leslie A	04/30/12	$6,838.42	$0.0224	305,287
	Total	$49,484.58		1,665,091

Lobdell, Henry	02/29/12	$60,798.75	$0.0365	1,665,719
Lobdell, Henry	03/30/12	$21,857.06	$0.0297	735,928
	Total	$82,655.81		2,401,647

Matula, Tim	02/29/12	$26,560.46	$0.0365	727,684
Matula, Tim	03/30/12	$18,205.50	$0.0297	612,980
Matula, Tim	04/30/12	$12,137.00	$0.0224	541,830
	Total	$56,902.96		1,882,494

McCarty, Steven	03/30/12	$24,900.00	$0.0297	838,384
McCarty, Steven	04/30/12	$24,900.00	$0.0224	1,111,607
	Total	$49,800.00		1,949,991

McEwen, Sean	02/29/12	$85,522.21	$0.0365	2,343,074
McEwen, Sean	03/30/12	$36,987.53	$0.0297	1,245,371
McEwen, Sean	04/30/12	$30,060.79	$0.0224	1,342,000
	Total	$152,570.53		4,930,445

Mulligan, Susan	02/29/12	$43,544.91	$0.0365	1,193,011
Mulligan, Susan	03/30/12	$10,000.00	$0.0297	336,700
Mulligan, Susan	04/30/12	$9,000.00	$0.0224	401,786
	Total	$62,544.91		1,931,497

Pastor, Ivan	02/29/12	$3,183.87	$0.0365	87,229
	Total	$3,183.87		87,229

Pickard, Kevin	02/29/12	$25,000.00	$0.0365	684,932
Pickard, Kevin	04/30/12	$10,000.00	$0.0224	446,429
	Total	$35,000.00		1,131,361

Rivera, Alberto	04/30/12	$90,000.00	$0.0224	4,017,857
	Total	$90,000.00		4,017,857

Schottland, Jeffrey	03/30/12	$24,900.00	$0.0297	838,384
Schottland, Jeffrey	04/30/12	$24,900.00	$0.0224	1,111,607
	Total	$49,800.00		1,949,991

Schwarz, Oliver	02/29/12	$107,082.98	$0.0365	2,933,780
Schwarz, Oliver	03/30/12	$37,416.27	$0.0297	1,259,807
Schwarz, Oliver	04/30/12	$22,916.66	$0.0224	1,023,065
	Total	$167,415.91		5,216,652

Smith, Steve O	02/29/12	$44,962.03	$0.0365	1,231,836
Smith, Steve O	03/30/12	$17,352.73	$0.0297	584,267
Smith, Steve O	04/30/12	$12,532.11	$0.0224	559,469
	Total	$74,846.87		2,375,572

Stowell, Ann	03/30/12	$37,379.80	$0.0297	1,258,579
Stowell, Ann	04/30/12	$16,191.93	$0.0224	722,854
	Total	$53,571.73		1,981,433

Truebenbach, Paul	02/29/12	$3,000.00	$0.0365	82,192
	Total	$3,000.00		82,192

Trujillo, Carlos	02/29/12	$88,769.71	$0.0365	2,432,047	3,289,614
Trujillo, Carlos	03/30/12	$58,345.33	$0.0297	1,964,489	3,396,536
Trujillo, Carlos	04/30/12	$26,938.40	$0.0224	1,202,607	3,249,143
	Total	$174,053.44		5,599,143

Waggoner, Kenneth	02/29/12	$94,399.61	$0.0365	2,586,291	5,580,614
Waggoner, Kenneth	03/30/12	$36,936.92	$0.0297	1,243,667	5,824,281
Waggoner, Kenneth	04/30/12	$25,518.76	$0.0224	1,139,230	6,963,511
	Total	$156,855.29		4,969,188

Weygand, Bob	02/29/12	$23,848.50	$0.0365	653,384
	Total	$23,848.50		653,384

Yang, James (Shih-Hsiung)	02/29/12	$53,999.99	$0.0365	1,479,452
Yang, James (Shih-Hsiung)	03/30/12	$12,999.99	$0.0297	437,710
Yang, James (Shih-Hsiung)	04/30/12	$6,666.66	$0.0224	297,619
	Total	$73,666.64		2,214,781

Grand Total		$3,227,392.97		104,913,271